Exhibit 99.1
Unaudited Pro Forma Condensed Consolidated Financial Information
On July 3, 2026, certain subsidiaries of Clarivate Plc (“Clarivate”) entered into a Stock and Asset Purchase Agreement (the “Purchase Agreement”) with an affiliate of Altaris, LLC (the “Buyer”), pursuant to which, among other things, Clarivate agreed to sell its Life Sciences and Healthcare business (“LS&H”) to the Buyer (the “Transaction”) for an aggregate purchase price of $600 million, consisting of approximately $500 million in cash at closing, a $75 million unsecured senior note, and deferred cash consideration of $25 million payable upon the later of the completion of a transition services agreement (the “TSA”) and January 31, 2028 (but no later than January 31, 2028, in any case). On October 6, 2026, Clarivate completed the Transaction, receiving approximately $488.4 million in cash at close, net of closing costs and after giving effect to the working capital adjustment mechanisms in the Purchase Agreement. This sale represents a strategic shift in the business and has met the requirements to be classified as discontinued operations in the third quarter of 2026. The gain or loss on sale to be recorded within our consolidated statements of operations calculated based on the carrying value of LS&H as of the closing date is not expected to be material.
In connection with the Transaction close, Clarivate entered into the TSA and certain other commercial arrangements to ensure an orderly transition of business operations post-closing. The transaction adjustments in the unaudited pro forma condensed consolidated financial information below include the impact of the TSA, as discussed in the explanatory notes, but exclude the other commercial arrangements, as they are not expected to have a material impact.
The following unaudited pro forma condensed consolidated financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed consolidated financial information reflects pro forma adjustments applied to Clarivate’s historical financial results as reported under U.S. generally accepted accounting principles (“GAAP”) to present the impacts of the Transaction and the TSA as if they had been effective as of the dates indicated.
The unaudited pro forma condensed consolidated financial information has been derived from Clarivate’s historical consolidated financial statements. While the historical consolidated financial statements reflect the past financial results of Clarivate, the unaudited pro forma condensed consolidated financial information is included for informational purposes only and is intended to illustrate how the Transaction and TSA might have affected the historical consolidated financial statements had they been completed as of the dates indicated. This information should not be considered indicative of Clarivate’s future financial condition or results of operations. Our actual financial condition and results of operations may differ significantly from the pro forma amounts reflected herein.
The unaudited pro forma condensed consolidated financial information is presented as follows:
•The unaudited pro forma condensed consolidated balance sheet as of June 30, 2026 presents Clarivate’s consolidated financial position after giving pro forma effect to the Transaction as if it had occurred on June 30, 2026.
•The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2026 and for the year ended December 31, 2025 present Clarivate’s results of operations through income from continuing operations as if the Transaction and TSA had occurred on January 1, 2025.
•The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2026 and for the years ended December 31, 2025, 2024, and 2023 have been presented to give effect to the classification of LS&H as a discontinued operation.
In addition, the unaudited pro forma condensed consolidated financial statements presented herein are accompanied by notes that describe the unaudited pro forma adjustments and related assumptions. The pro forma adjustments and related assumptions are based on currently available information and estimates. Any of the factors underlying the estimates and assumptions used in preparing the unaudited pro forma condensed consolidated financial information may change or prove to be materially different.

Clarivate Plc
Unaudited Pro Forma Condensed Consolidated Balance Sheet

	As of June 30, 2026
(in millions)	Historical	LS&H Discontinued Operations (Note a)	Transaction Accounting Adjustments		Financing Transactions (Note g)	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash	$217.7	$–	$488.4	(b)	$(575.0)	$131.1
Accounts receivable, net	827.9	(67.5)	–		–	760.4
Prepaid expenses	107.1	(12.0)	(0.4)	(c)	–	94.7
Other current assets	61.5	(4.1)	5.5	(c)	–	62.9
Total current assets	1,214.2	(83.6)	493.5		(575.0)	1,049.1
Property and equipment, net	49.5	(0.6)	–		–	48.9
Other intangible assets, net	7,734.3	(473.1)	–		–	7,261.2
Goodwill	1,344.9	(256.0)	–		–	1,088.9
Other non-current assets	86.5	(8.2)	100.0	(b)	–	178.3
Deferred income taxes	17.9	(0.8)	0.2	(c)	–	17.3
Operating lease right-of-use assets	38.8	(0.8)	–		–	38.0
Total assets	$10,486.1	$(823.1)	$593.7		$(575.0)	$9,681.7

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$152.9	$(6.0)	$–		$–	$146.9
Accrued compensation	99.0	(19.7)	–		–	79.3
Accrued expenses and other current liabilities	268.5	(9.5)	2.8	(c)	–	261.8
Current portion of deferred revenues	897.0	(130.9)	–		–	766.1
Current portion of operating lease liability	16.7	(0.3)	–		–	16.4
Current portion of long-term debt	1.6	–	–		–	1.6
Total current liabilities	1,435.7	(166.4)	2.8		–	1,272.1
Long-term debt	4,209.3	–	–		(575.0)	3,634.3
Other non-current liabilities	75.8	(4.4)	–		–	71.4
Deferred income taxes	197.9	(9.0)	(0.9)	(c)	–	188.0
Operating lease liabilities	29.9	(0.6)	–		–	29.3
Total liabilities	5,948.6	(180.4)	1.9		(575.0)	5,195.1
Shareholders' equity:
Ordinary Shares	12,815.2	–	–		–	12,815.2
Accumulated other comprehensive loss	(454.3)	–	–		–	(454.3)
Accumulated deficit	(7,823.4)	(642.7)	591.8	(d)	–	(7,874.3)
Total shareholders' equity	4,537.5	(642.7)	591.8		–	4,486.6
Total liabilities and shareholders' equity	$10,486.1	$(823.1)	$593.7		$(575.0)	$9,681.7
See accompanying notes to the unaudited pro forma condensed consolidated financial information.

Clarivate Plc
Unaudited Pro Forma Condensed Consolidated Statement of Operations

	Six Months Ended June 30, 2026
(in millions, except per share data)	Historical	LS&H Discontinued Operations (Note a)	Transaction Accounting Adjustments		Financing Transactions (Note g)	Pro Forma
Revenues	$1,172.8	$(182.0)	$–		$–	$990.8
Operating expenses:
Cost of revenues	377.6	(69.0)	–		–	308.6
Selling, general and administrative costs	357.9	(50.3)	–		–	307.6
Depreciation and amortization	369.7	(47.3)	–		–	322.4
Goodwill and intangible asset impairments	221.7	(221.7)	–		–	–
Restructuring costs	24.1	(3.8)	–		–	20.3
Other operating expense (income), net	(8.2)	(1.3)	–		–	(9.5)
Total operating expenses	1,342.8	(393.4)	–		–	949.4
Operating income (loss)	(170.0)	211.4	–		–	41.4
Interest expense, net	119.4	–	(3.2)	(b)	(13.0)	103.2
Income (loss) from continuing operations before income taxes	(289.4)	211.4	3.2		13.0	(61.8)
Provision (benefit) for income taxes	19.4	(1.6)	–	(f)	–	17.8
Income (loss) from continuing operations, net of taxes	$(308.8)	$213.0	$3.2		$13.0	$(79.6)

Per share:
Basic	$(0.48)					$(0.12)
Diluted	$(0.48)					$(0.12)

Weighted average shares used to compute earnings per share:
Basic	640.0					640.0
Diluted	640.0					640.0
See accompanying notes to the unaudited pro forma condensed consolidated financial information.

Clarivate Plc
Unaudited Pro Forma Condensed Consolidated Statement of Operations

	Year Ended December 31, 2025
(in millions, except per share data)	Historical	LS&H Discontinued Operations (Note a)	Transaction Accounting Adjustments		Financing Transactions (Note g)	Pro Forma
Revenues	$2,455.2	$(389.8)	$–		$–	$2,065.4
Operating expenses:
Cost of revenues	833.6	(156.6)	–		–	677.0
Selling, general and administrative costs	708.6	(98.5)	–		–	610.1
Depreciation and amortization	757.2	(91.4)	–		–	665.8
Goodwill and intangible asset impairments	15.0	(15.0)	–		–	–
Restructuring and other impairments	50.7	(12.1)	–		–	38.6
Other operating expense (income), net	18.6	4.1	(24.0)	(e)	–	(1.3)
Total operating expenses	2,383.7	(369.5)	(24.0)		–	1,990.2
Operating income (loss)	71.5	(20.3)	24.0		–	75.2
Interest expense, net	265.4	–	(6.0)	(b)	(21.0)	238.4
Income (loss) from continuing operations before income taxes	(193.9)	(20.3)	30.0		21.0	(163.2)
Provision (benefit) for income taxes	7.2	1.7	–	(f)	–	8.9
Income (loss) from continuing operations, net of taxes	$(201.1)	$(22.0)	$30.0		$21.0	$(172.1)

Per share:
Basic	$(0.30)					$(0.26)
Diluted	$(0.30)					$(0.26)

Weighted average shares used to compute earnings per share:
Basic	673.3					673.3
Diluted	673.3					673.3
See accompanying notes to the unaudited pro forma condensed consolidated financial information.

Clarivate Plc
Unaudited Pro Forma Condensed Consolidated Statement of Operations

	Year Ended December 31, 2024
(in millions, except per share data)	Historical	LS&H Discontinued Operations (Note a)	Pro Forma
Revenues	$2,556.7	$(418.9)	$2,137.8
Operating expenses:
Cost of revenues	869.2	(159.8)	709.4
Selling, general and administrative costs	727.6	(108.8)	618.8
Depreciation and amortization	727.0	(106.4)	620.6
Goodwill and intangible asset impairments	540.7	(512.5)	28.2
Restructuring and other impairments	19.6	(6.1)	13.5
Other operating expense (income), net	(51.8)	(2.3)	(54.1)
Total operating expenses	2,832.3	(895.9)	1,936.4
Operating income (loss)	(275.6)	477.0	201.4
Fair value adjustment of warrants	(5.2)	–	(5.2)
Interest expense, net	283.4	–	283.4
Income (loss) from continuing operations before income taxes	(553.8)	477.0	(76.8)
Provision (benefit) for income taxes	82.9	20.2	103.1
Income (loss) from continuing operations, net of taxes	(636.7)	456.8	(179.9)
Dividends on preferred shares	31.3	–	31.3
Income (loss) attributable to ordinary shares	$(668.0)	$456.8	$(211.2)

Per share:
Basic	$(0.96)		$(0.30)
Diluted	$(0.96)		$(0.30)

Weighted average shares used to compute earnings per share:
Basic	693.6		693.6
Diluted	693.6		693.6
See accompanying notes to the unaudited pro forma condensed consolidated financial information.

Clarivate Plc
Unaudited Pro Forma Condensed Consolidated Statement of Operations

	Year Ended December 31, 2023
(in millions, except per share data)	Historical	LS&H Discontinued Operations (Note a)	Pro Forma
Revenues	$2,628.8	$(442.8)	$2,186.0
Operating expenses:
Cost of revenues	906.4	(164.6)	741.8
Selling, general and administrative costs	739.7	(97.8)	641.9
Depreciation and amortization	708.3	(100.9)	607.4
Goodwill and intangible asset impairments	979.9	(265.5)	714.4
Restructuring and other impairments	40.0	(7.7)	32.3
Other operating expense (income), net	(10.8)	(6.1)	(16.9)
Total operating expenses	3,363.5	(642.6)	2,720.9
Operating income (loss)	(734.7)	199.8	(534.9)
Fair value adjustment of warrants	(15.9)	–	(15.9)
Interest expense, net	293.7	–	293.7
Income (loss) from continuing operations before income taxes	(1,012.5)	199.8	(812.7)
Provision (benefit) for income taxes	(101.3)	(17.9)	(119.2)
Income (loss) from continuing operations, net of taxes	(911.2)	217.7	(693.5)
Dividends on preferred shares	75.4	–	75.4
Income (loss) attributable to ordinary shares	$(986.6)	$217.7	$(768.9)

Per share:
Basic	$(1.47)		$(1.14)
Diluted	$(1.47)		$(1.14)

Weighted average shares used to compute earnings per share:
Basic	671.6		671.6
Diluted	671.6		671.6
See accompanying notes to the unaudited pro forma condensed consolidated financial information.

Clarivate Plc
Notes to Unaudited Pro Forma Condensed Consolidated Financial Information
LS&H Discontinued Operations
(a)Reflects Clarivate’s current best estimate of LS&H’s assets, liabilities, shareholders’ equity, revenue, and expenses prepared in accordance with the discontinued operations guidance set forth in Accounting Standards Codification ("ASC") 205, Presentation of Financial Statements. Non-recurring costs (primarily professional fees) that are directly related to the Transaction have been included in discontinued operations, but certain liability and general corporate overhead expenses for corporate support functions like finance, treasury, information technology, and legal, among others, have been excluded because they are not directly related to LS&H and therefore do not meet the criteria to be included in discontinued operations.
Transaction Accounting Adjustments
(b)Reflects the consideration received in connection with the Transaction close, comprising the $488.4 million of cash consideration received at close, a $75.0 million unsecured senior note, and $25.0 million of deferred cash consideration.
The pro forma adjustments on the unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2026 and for the year ended December 31, 2025 reflect fixed rate interest income on the $75.0 million unsecured senior note for the respective period.
(c)Reflects additional tax assets and liabilities recorded as a result of the Transaction, including a $5.5 million receivable for tax refunds owed to Clarivate recorded in Other current assets.
(d)Reflects the impact to shareholders’ equity from the pro forma adjustments described in notes (b) and (c).
(e)Reflects the impact of the TSA whereby Clarivate will provide certain services to Altaris on a transitional basis after the Transaction close, including IT, finance, and similar administrative and shared service support functions. The services to be provided under the TSA range from one to 12 months post-closing. There was no income tax effect for this adjustment due to a valuation allowance on related tax attributes.
(f)There was no income tax effect as a result of the transaction or for any of the transaction accounting adjustments due to a valuation allowance on related tax attributes.
Financing Transactions
(g)Reflects the anticipated use of $488.4 million of cash proceeds from closing and $11.6 million of company cash for partial redemptions of Clarivate’s Senior Secured Notes due 2028 and Senior Notes due 2029, as well as the use of company cash (in September 2026) for a tender offer for $75.0 million of Senior Secured Notes due 2028 that has not been reflected in historical results.
The pro forma adjustments on the unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2026 and for the year ended December 31, 2025 reflects the reversal of the historical interest expense associated with the partial redemptions described above, net of unamortized discount and debt issuance costs. There was no income tax effect for this adjustment due to a valuation allowance on related tax attributes.
Other Information
Approximately $20.0 million of non-recurring transaction costs for investment banker, legal, accounting, and other professional services incurred to complete the Transaction have not been reflected in historical results. There is no pro forma adjustment in the unaudited pro forma condensed consolidated balance sheet or in the unaudited pro forma condensed consolidated statements of operations because these costs will be classified within discontinued operations.